Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DAYFORCE, INC.

Dayforce, Inc., a Delaware corporation (the “Corporation”), certifies as follows:

1. The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on July 3, 2013. The Corporation was originally incorporated under the name Ceridian HCM Holding Inc.

2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law.

3. This Certificate of Incorporation amends, restates and integrates the provisions of the Restated Certificate of Incorporation filed with the Office of the Secretary of State of the State of Delaware on January 29, 2024.

4. The text of this Certificate of Incorporation is hereby amended and restated in its entirety as follows:

Section 1. NAME

The name of the corporation (the “Corporation”) is “Dayforce, Inc.”

Section 2. REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, in the city of Wilmington, County of New Castle, Zip Code 19808. The name of the Corporation’s registered agent at that address is “Corporation Service Company”.

Section 3. PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Delaware General Corporation Law (the “DGCL”).

Section 4. CAPITAL STOCK

Section 4.1. Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 510,000,000 shares, of which (i) 500,000,000 shares shall be designated shares of common stock, par value $0.01 per share (“Common Stock”) and (ii) 10,000,000 shares shall be designated shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). Notwithstanding anything to the contrary contained herein, the rights and preferences of the Common Stock shall at all times be subject to the rights and preferences of the Preferred Stock as may be set forth in one or more certificates of designations filed with the Secretary of State of the State of Delaware from time to time in accordance with the DGCL and this Certificate of Incorporation. The number of authorized shares of Preferred Stock and Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto) (including, with respect to the Preferred Stock, the vote attaching to the Special Voting Share), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class or series shall be required therefor.

Section 4.2. Common Stock. The Common Stock shall have the following powers, designations, preferences and rights and qualifications, limitations and restrictions:

(a) Voting. Each holder of record of shares of Common Stock shall be entitled to vote at all meetings of the stockholders of the Corporation and shall have one vote for each share of Common Stock held of record by such holder of record as of the applicable record date on any matter that is submitted to a vote of the stockholders of the Corporation; provided, however, that to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) that relates solely to the terms of one or more outstanding series or class(es) of Preferred Stock if the holders of such affected series or class(es) of Preferred Stock are entitled, either separately or together with the holders of one or more other such series or class(es), to vote thereon pursuant to applicable law or this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock); and provided further that the Board of Directors may issue or grant shares of Common Stock that are subject to vesting or forfeiture and that restrict or eliminate voting rights with respect to such shares until any such vesting criteria is satisfied or such forfeiture provisions lapse.

(b) Dividends and Distributions. Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, or stock as may be declared on the Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions.

(c) Liquidation, etc. Subject to the prior rights of creditors of the Corporation and the holders of all classes or series of stock at the time outstanding having prior rights as to distributions upon liquidation, dissolution or winding up of the Corporation, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Common Stock shall be entitled to receive their ratable and proportionate share of the remaining assets of the Corporation.

(d) No holder of shares of Common Stock shall have cumulative voting rights.

(e) No holder of shares of Common Stock shall be entitled to preemptive or subscription rights pursuant to this Certificate of Incorporation.

Section 4.3. Preferred Stock. The Board of Directors is hereby expressly authorized, to the fullest extent as may now or hereafter be permitted by the DGCL, by resolution or resolutions, at any time and from time to time, to provide for the issuance of a share or shares of Preferred Stock in one or more series or classes and to fix for each such series or class (i) the number of shares constituting such series or class and the designation of such series or class, (ii) the voting powers (if any), whether full or limited, of the shares of such series or class, (iii) the powers, preferences, and relative, participating, optional or other special rights of the shares of each such series or class, and (iv) the qualifications, limitations, and restrictions thereof, and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. Without limiting the generality of the foregoing, to the fullest extent as may now or hereafter be permitted by the DGCL, the authority of the Board of Directors with respect to the Preferred Stock and any series or class thereof shall include, but not be limited to, determination of the following:

(a) the number of shares constituting any series or class, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding) and the distinctive designation of that series or class;

(b) the dividend rate or rates on the shares of any series or class, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series or class;

(c) whether any series or class shall have voting rights, in addition to the voting rights provided by applicable law, and, if so, the number of votes per share and the terms and conditions of such voting rights;

(d) whether any series or class shall have conversion privileges and, if so, the terms and conditions of conversion, including provision for adjustment of the conversion rate upon such events as the Board of Directors shall determine;

(e) whether the shares of any series or class shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) whether any series or class shall have a sinking fund for the redemption or purchase of shares of that series or class, and, if so, the terms and amount of such sinking fund;

(g) the rights of the shares of any series or class in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series or class; and

(h) any other powers, preferences, rights, qualifications, limitations, and restrictions of any series or class.

The powers, preferences and relative, participating, optional and other special rights of the shares of each series or class of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series or classes at any time outstanding. Unless otherwise provided in the resolution or resolutions providing for the issuance of such series or class of Preferred Stock, shares of Preferred Stock, regardless of series or class, which shall be issued and thereafter acquired by the Corporation through purchase, redemption, exchange, conversion or otherwise shall return to the status of authorized but unissued Preferred Stock, without designation as to series or class of Preferred Stock, and the Corporation shall have the right to reissue such shares.

Section 4.4. Special Voting Preferred Stock. One (1) share of the authorized Preferred Stock of the Corporation is designated “Special Voting Preferred Stock” and shall have the rights, preferences, powers, privileges and restrictions, qualifications and limitations set forth herein. Unless otherwise indicated, references to “Sections” or “Subsections” in this Section 4.4 refer to sections and subsections of this Section 4.4. The one (1) share of Special Voting Preferred Stock is referred to herein as the “Special Voting Share”).

(a) Dividends. The holder of the Special Voting Share shall not be entitled to receive any portion of any dividend or distribution at any time.

(b) Voting Rights. The holder of the Special Voting Share shall have the following voting rights:

(1) In accordance with the terms contained herein and in that certain Voting and Exchange Trust Agreement dated as of April 25, 2018 (the “Trust Agreement”), among the Corporation, Dayforce Canada Ltd., Ceridian Acquisitionco ULC (“Exchangeco”), and the Trustee (as defined therein), the holder of the Special Voting Share shall, with respect to all meetings of stockholders of the Corporation at which holders of shares of Common Stock are entitled to vote (each, a “Dayforce Holding Meeting”) and with respect to all written consents sought from the holders of shares of Common Stock (a “Dayforce Holding Consent”), be entitled to cast a number of votes for each exchangeable share of Exchangeco (the “Exchangeable Shares”) owned of record at the close of business on the record date established by the Corporation or by applicable law for such Dayforce Holding Meeting or Dayforce Holding Consent, as the case may be, by registered holders of such Exchangeable Shares (excluding any such Exchangeable Shares owned by the Corporation or its subsidiaries) and for which the Trustee (as defined in Trust Agreement) has received voting instructions from the Beneficiaries (as defined in Trust Agreement), equal to the number of votes to which a holder of one share of Common Stock is entitled, in respect of each matter, question, proposal or proposition to be voted on at such Dayforce Holding Meeting or to be consented to in connection with such Dayforce Holding Consent.

(2) Except as otherwise provided herein or by law, the holder of the Special Voting Share and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(3) Except as set forth herein, the holder of the Special Voting Share shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with the holders of shares of Common Stock and Common Stock as set forth herein) for taking any corporate action.

(c) Additional Provisions.

(1) The holder of the Special Voting Share is entitled to exercise the voting rights attendant thereto in such manner as such holder desires.

(2) At such time as (A) there are no Exchangeable Shares of Exchangeco issued and outstanding that are not owned by the Corporation or any subsidiary of the Corporation, and (B) there is no share of stock, debt, option or other agreement, obligation or commitment of Exchangeco which could by its terms require Exchangeco to issue any Exchangeable Shares to any person other than the Corporation or any subsidiary of the Corporation, then the Special Voting Share shall thereupon be retired and cancelled promptly thereafter for no consideration and not be reissued.

(d) Reacquired Share. If the Special Voting Share is purchased or otherwise acquired by the Corporation in accordance with the terms of Section 4.4(c)(2) or Section 4.4(e), then the Special Voting Share shall be retired and cancelled promptly after the acquisition thereof.

(e) Redemption. The Special Voting Share is not redeemable, except as at such time as contemplated by Section 4.4(c)(2).

(f) Dissolution, Liquidation or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holder of the Special Voting Share shall not be entitled to any portion of any related distribution.

Section 5. DIRECTORS

Section 5.1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, consisting of not less than one (1) nor more than fourteen (14) members with the exact number of directors to be set forth in the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) or determined from time to time by resolution adopted by the Board of Directors. A director shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders and shall hold office until such director’s term expires and until such director’s successor is elected and qualified for office, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office.

Section 5.2. Subject to the terms of any one or more series or classes of Preferred Stock, any vacancy on the Board of Directors, however resulting, may be filled only by an affirmative vote of the majority of the directors then in office, even if less than a quorum, or by an affirmative vote of the sole remaining director. Any director elected to fill a vacancy shall hold office for a term that shall expire at the next annual meeting of stockholders.

Section 5.3. Notwithstanding any of the foregoing provisions, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation, or the resolution or resolutions adopted by the Board of Directors pursuant to Section 4.3 of this Certificate of Incorporation applicable thereto.

Section 6. [RESERVED]

Section 7. REMOVAL OF DIRECTORS

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any director may be removed from office by the stockholders of the Corporation, with or without cause, by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote generally in the election of directors, considered for the purposes of this Section 7 as one class. For purposes of this Section 7, “cause” shall mean, with respect to any director, (x) the willful failure by such director to perform, or the gross negligence of such director in performing, the duties of a director, (y) the engaging by such director in willful or serious misconduct that is injurious to the Corporation or (z) the conviction of such director of, or the entering by such director of a plea of nolo contendere to, a crime that constitutes a felony.

Section 8. ELECTION OF DIRECTORS

Elections of directors at an annual or special meeting of stockholders shall be by written ballot unless the Corporation’s Bylaws shall otherwise provide.

Section 9. WRITTEN CONSENT OF STOCKHOLDERS

Except as otherwise provided for or fixed by or pursuant to the provisions of this Certificate of Incorporation or any resolution or resolutions of the Board of Directors providing for the issuance of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 10. SPECIAL MEETINGS

Special meetings of the stockholders of the Corporation for any purposes may be called at any time by a majority vote of the Board of Directors or the Chair of the Board or Chief Executive Officer of the Corporation. Except as required by law or provided by resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, special meetings of the stockholders of the Corporation may not be called by any other person or persons.

Section 11. OFFICERS

The officers of the Corporation shall be chosen in such manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

Section 12. INDEMNITY

The Corporation shall indemnify to the full extent authorized or permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 13. BUSINESS COMBINATIONS

The Corporation shall not be governed by Section 203 of the DGCL.

Section 14. AMENDMENT

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at any time may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section 14. In addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of such Preferred Stock, the provisions (a) of the Bylaws may be adopted, amended or repealed if approved by a majority of the Board of Directors then in office or approved by holders of the Common Stock in accordance with applicable law and this Certificate of Incorporation and (b) of this Certificate of Incorporation may be adopted, amended or repealed as provided by applicable law.

Section 15. SEVERABILITY

If any provision (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation including, without limitation, each portion of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Incorporation to be signed by its duly authorized officer on the date set forth below.

Dayforce, Inc.

By: /s/ William E. McDonald

Name: William E. McDonald

Title: Executive Vice President, Chief Legal and Compliance Officer, and Corporate Secretary

Date: May 2, 2025